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                                                                  EXHIBIT (5)(e)

                      ADDENDUM NO. 4 TO ADVISORY AGREEMENT

         This Addendum, dated as of the 9th day of May, 1991, is entered into between TRUST FOR FEDERAL SECURITIES (the "Company"), a Pennsylvania business trust, and PROVIDENT INSTITUTIONAL MANAGEMENT CORPORATION ("PIMC"), a Delaware corporation.

         WHEREAS, the Company and PIMC have entered into an Advisory Agreement dated as of March 11, 1987, as supplemented by Addenda Nos. 1, 2 and 3 dated as of June 30, 1988, September 7, 1988 and November 1, 1990, respectively, (the "Advisory Agreement"), pursuant to which the Company appointed PIMC to act as investment adviser to the Company for its FedFund portfolio ("FedFund"), its T-Fund portfolio ("T-Fund"), its Federal Trust Fund portfolio ("Federal Trust Fund"), its Treasury Trust Fund portfolio ("Treasury Trust Fund"), its ShortFed Fund (now, by change of name, "Short Government Fund") portfolio, its Intermediate Government Fund portfolio ("Intermediate Government Fund") and its Long Government Fund portfolio ("Long Government Fund");

         WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Company establishes one or more additional investment portfolios with respect to which it desires to retain PIMC to act as the investment adviser under the Advisory Agreement, the Company shall so notify PIMC in writing and if PIMC is willing to render such services it shall notify the Company in writing, and the compensation to be paid to PIMC shall be that which is agreed to in writing by the Company and PIMC;

         WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Company has notified PIMC that it has established the FedCash portfolio ("FedCash") and T-Cash portfolio ("T-Cash"), and that it desires to retain PIMC to act as the investment adviser therefor, and PIMC has notified the Company that it is willing to serve as investment adviser for FedCash and T-Cash;

         WHEREAS, PIMC is willing to waive the advisory fees payable by the Company to it for its services as investment adviser for FedFund, T-Fund, Federal Trust Fund and Treasury Trust Fund to the extent necessary to ensure that the compensation it receives for its services as investment adviser for FedFund, T-Fund, FedCash, T-Cash, Federal Trust Fund and Treasury Trust Fund is determined on a combined average net asset basis, based on the average net assets of each of the six portfolios, at the rate currently set forth in the Advisory Agreement applicable to FedFund, T-Fund, Federal Trust Fund and Treasury Trust Fund;


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         WHEREAS, the Company and PIMC desire to restate the compensation payable to PIMC for its services as investment adviser to FedFund, T-Fund, FedCash, T-Cash, Federal Trust Fund and Treasury Trust Fund to evidence the foregoing waiver by PIMC; and

         WHEREAS, such waiver of fees is not and shall not be deemed to be an amendment to the Advisory Agreement.

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Appointment. The Company hereby appoints PIMC to act as investment adviser to the Company for FedCash and T-Cash for the period and on the terms set forth in the Advisory Agreement. PIMC hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement, for the compensation herein provided.

         2. Compensation. For the services provided and the expenses assumed pursuant to the Advisory Agreement with respect to FedFund, T-Fund, FedCash, T-Cash, Federal Trust Fund and Treasury Trust Fund, the Company will pay PIMC from the assets belonging to FedFund, T-Fund, FedCash, T-Cash, Federal Trust Fund and Treasury Trust Fund (in proportion to each such Portfolio's average net assets) and PIMC will accept as full compensation therefor a fee, computed daily and payable monthly, at the following annual rate:

         .175% of the first $1 billion of the combined average net assets of FedFund, T-Fund, FedCash, T-Cash, Federal Trust Fund and Treasury Trust Fund; plus

         .150% of the next $1 billion of their combined average net assets; plus

         .125% of the next $1 billion of their combined average net assets; plus

         .100% of the next $1 billion of their combined average net assets; plus

         .095% of the next $1 billion of their combined average net assets; plus

         .090% of the next $1 billion of their combined average net assets; plus

         .085% of the next $1 billion of their combined average net assets; plus

         .080% of their combined average net assets over $7 billion.

The fee will be reduced by one-half of the amount necessary to ensure that the ordinary operating expenses (excluding interest, taxes, brokerage, payments to Service Organizations pursuant to Servicing Agreements and extraordinary expenses) of FedFund, T-Fund, FedCash, T-Cash, Federal Trust Fund and Treasury Trust Fund do not exceed .45% of each such Portfolio's average net assets for any fiscal year.

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         The fee attributed to each Portfolio shall be the several (and not joint or joint and several) obligation of each such Portfolio.

         3. Capitalized Terms. From and after the date hereof, the term "Portfolios" as used in the Advisory Agreement shall be deemed to include FedCash and T-Cash. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

         4. Miscellaneous. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                            TRUST FOR FEDERAL SECURITIES

                                            By:
                                               ---------------------------------
                                               Title: Vice President & Treasurer

                                            PROVIDENT INSTITUTIONAL
                                            MANAGEMENT CORPORATION

                                            By:
                                               ---------------------------------
                                               Title: President


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